Exhibit 3.15

RESTATED

ARTICLES OF INCORPORATION

JAMES A. NORDSTROM and MARY E. NORDSTROM certify that:

1. They are the president and the secretary, respectively, of CREATIVE NAIL DESIGN, INC., a California corporation.

2. The articles of incorporation of this corporation are amended and restated to read as follows:

“FIRST: The name of this corporation is CREATIVE NAIL DESIGN, INC.

SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: This corporation is authorized to issue two classes of shares: Common and Preferred. The number of Common shares which this corporation is authorized to issue is 10,000,000 and the number of Preferred shares which this corporation is authorized to issue is 1,000,000. Upon the restatement of this article to read as herein set forth, each outstanding share is split up and converted into 100 Common shares. The Preferred shares may be issued from time to time in one or more series and the Board of Directors of this corporation is authorized to determine the designation and fix the number of shares of any such series. The Board of Directors of this corporation is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and to increase or decrease (but not below the number of shares of any such series of Preferred shares subsequent to the issuance of that series) the number of shares in any such wholly unissued series.”

3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 9,800. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 66 2/3%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: June 18, 1986

/s/ James A. Nordstrom
JAMES A. NORDSTROM, President

/s/ Mary E. Nordstrom
MARY E. NORDSTROM, Secretary

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

CREATIVE NAIL DESIGN, INC.

JAMES A. NORDSTROM and MARY E. NORDSTROM certify that:

1. They are the President and Secretary, respectively, of CREATIVE NAIL DESIGN, INC., a California corporation.

2. The Articles of Incorporation of this corporation are amended by the addition of Articles FOURTH and FIFTH, reading in their entirety as follows:

“FOURTH: The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any amendment, modification or repeal of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

“FIFTH: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders of this corporation in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of this corporation entitled to vote with respect to the amendment was 9,800 shares of common stock and a vote of more than 50% of the shares was required. A vote in favor of the amendment in excess of 50% of the shares was obtained.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge and that this certificate is executed on August 1, 1988 in Carlsbad, California.

/s/ James A. Nordstrom
JAMES A. NORDSTROM,
President

/s/ Mary E. Nordstrom
MARY E. NORDSTROM,
Secretary

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